SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]      Preliminary Proxy Statement
[ ]      Confidential, For Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        SUPREME INTERNATIONAL CORPORATION
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)     Title of each class of securities to which transaction applies:

         (2)     Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)     Proposed maximum aggregate value of transaction:

         (5)     Total fee paid:

         [ ]     Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)     Amount Previously Paid:

         (2)     Form, Schedule or Registration Statement No.:

         (3)     Filing Party:

         (4)     Date Filed:

                        SUPREME INTERNATIONAL CORPORATION
                             3000 N.W. 107th Avenue
                              Miami, Florida 33172
                              ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 11, 1999
                              ---------------------

To the Shareholders of Supreme International Corporation:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Supreme International Corporation, a Florida corporation (the "Company"), will be held at the Company's principal executive offices at 3000 N.W. 107th Avenue, Miami, Florida 33172 at 10:00 A.M. on June 11, 1999 for the following purposes:

     1.   To elect two directors of the Company to serve until 2002;

     2. To consider and vote upon a proposal to approve an amendment to the Company's Articles of Incorporation to change the Company's name to "Perry Ellis International, Inc.";

     3. To consider and vote upon a proposal to approve an amendment to the Company's 1993 Stock Option Plan to increase the number of shares of the Company's common stock, $.01 par value per share reserved for issuance thereunder from an aggregate of 900,000 shares to an aggregate of 1,500,000 shares;

     4. To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending January 31, 2000; and

     5. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponements thereof.

         The Board of Directors has fixed the close of business on May 7, 1999 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

         Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the pre-addressed envelope provided for that purpose as promptly as possible. No postage is required if mailed in the United States.

                                        By Order of the Board of Directors,


                                        FANNY HANONO,
                                        Secretary
Miami, Florida
May 14, 1999

ALL SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE ANNUAL MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                        SUPREME INTERNATIONAL CORPORATION

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 11, 1999
                            ------------------------

                                 PROXY STATEMENT
                            ------------------------

                     TIME, DATE AND PLACE OF ANNUAL MEETING

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Supreme International Corporation, a Florida corporation (the "Company"), of proxies from the holders of the Company's Common Stock, par value $.01 per share (the "Common Stock"), for use at the Annual Meeting of Shareholders of the Company to be held at the Company's principal executive offices at 3000 N.W. 107th Avenue, Miami, Florida 33172 at 10:00 A.M. on June 11, 1999, and at any adjournments or postponements thereof (the "Annual Meeting") pursuant to the enclosed Notice of Annual Meeting.

         The approximate date this Proxy Statement and the enclosed form of proxy are first being sent to shareholders is May 14, 1999. Shareholders should review the information provided herein in conjunction with the Company's Annual Report to Shareholders which accompanies this Proxy Statement. The Company's principal executive offices are located at 3000 N.W. 107 Avenue, Miami, Florida 33172, and its telephone number is (305) 592-2830.

                          INFORMATION CONCERNING PROXY

         The enclosed proxy is solicited on behalf of the Company's Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company's Secretary at the Company's headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

         The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

                         PURPOSES OF THE ANNUAL MEETING

                  At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

     1.   To elect two directors of the Company to serve until 2002;

     2. To consider and vote upon a proposal to approve an amendment to the Company's Articles of Incorporation to change the Company's name to "Perry Ellis International, Inc.";

     3. To consider and vote upon a proposal to approve an amendment to the Company's 1993 Stock Option Plan (the "1993 Plan") to increase the number of shares of the Company's common stock, $.01 par value per share (the "Common Stock") reserved for issuance thereunder from an aggregate of 900,000 shares to an aggregate of 1,500,000 shares;

     4. To ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending January 31, 2000; and

     5. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponements thereof.

         Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth herein) will be voted (a) for the election of the respective nominees for director named below and (b) in favor of all other proposals described in the Notice of Annual Meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, his shares will be voted in accordance with the specification so made.

                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

         The Board of Directors has set the close of business on May 7, 1999 as the record date (the "Record Date") for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 6,723,874 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter submitted to shareholders for approval at the Annual Meeting.

         The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Directors will be elected by plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. The affirmative votes of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting will be required for approval of the other proposals covered by this Proxy Statement. If less than a majority of the outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

         Prior to the Annual Meeting, the Company will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of Common Stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting and will be counted as votes cast at the Annual Meeting, but will not be counted as votes cast for or against any given matter.

         A broker or nominee holding shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, may have discretion to vote the beneficial owner's shares with respect to the election of directors and other matters addressed at the Annual Meeting. Any such shares which are not represented at the Annual Meeting either in person or by proxy will not be considered to have cast votes on any matters addressed at the Annual Meeting.

                          BENEFICIAL SECURITY OWNERSHIP

         The following table sets forth, as of the Record Date, information with respect to the beneficial ownership of the Company's Common Stock by (i) each person who is known by the Company to beneficially own 5% or more of the Company's outstanding Common Stock, (ii) the Company's Chief Executive Officer and each of the other "Named Executive Officers" (as defined below in "Executive Compensation--Summary Compensation Table"), (iii) each director of the Company, and (iv) all directors and executive officers of the Company as a group. The Company is not aware of any beneficial owner of more than 5% of the outstanding Common Stock other than as set forth in the following table.

                                                                                                                % OF CLASS
                   NAME AND ADDRESS OF BENEFICIAL OWNER(1)(2)                   NUMBER OF SHARES                OUTSTANDING
        -----------------------------------------------------------------    -----------------------     --------------------------

        George Feldenkreis(3).........................................              1,988,153                       27.9
        Oscar Feldenkreis(4)..........................................              1,408,188                       20.3
        Fanny Hanono(5)...............................................                399,858                        6.0
        Salomon Hanono(5)(6)..........................................                426,108                        6.3
        Carfel, Inc.(7)...............................................                361,525                        5.4
        Joseph Roisman(8).............................................                 13,500                        *
        Allan Zwerner(9)..............................................                      0                        *
        Ronald Buch(10)...............................................                 15,750                        *
        Gary Dix(11)..................................................                 31,800                        *
        Richard W. McEwen(12).........................................                 24,750                        *
        Leonard Miller(13)............................................                 65,250                        *
        FMR Corporation
             82 Devonshire Street
             Boston, Massachusetts 02109(14)..........................                872,500                       13.0
        The Kaufmann Funds, Inc.
             140 East 45th Street, 43rd Floor
             New York, New York 10017(15).............................                450,000                        6.7
        All directors and executive officers as
             a group(10 persons)(16)..................................              3,803,699                       51.0

        ------------------
         *Less than 1%.
         (1) Except as otherwise indicated, the address of each beneficial owner is c/o Supreme International Corporation, 3000 N.W. 107th Avenue, Miami, Florida 33172.
         (2) Except as otherwise indicated, we believes that all beneficial owners named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.
         (3) Represents (a) 1,141,728 shares of Common Stock held by George Feldenkreis, (b) 400,000 shares of Common Stock issuable upon the exercise of stock options held by George Feldenkreis, (c) 361,525 shares of Common Stock held by Carfel, Inc. ("Carfel") of which company Mr. Feldenkreis is a director, executive officer and principal shareholder and (d) 84,900 shares of Common Stock held by a charitable foundation of which George Feldenkreis, Oscar Feldenkreis and Fanny Hanono are each directors and officers (the "Foundation").
         (4) Represents (a) 1,122,288 shares of Common Stock held by a limited partnership of which Oscar Feldenkreis is the sole shareholder of the general partner and the sole limited partner, (b) 1,000 shares of Common Stock held by Mr. Feldenkreis directly, (c) 200,000 shares of Common Stock issuable upon the exercise of stock options held by Oscar Feldenkreis and (d) 84,900 shares held by the Foundation.
         (5) Represents (a) 314,958 shares of Common Stock held by a limited partnership of which Fanny Hanono is the sole shareholder of the general partner and the sole limited partner and (b) 84,900 shares held by the Foundation. Fanny Hanono and Salomon Hanono are husband and wife.
         (6) Also includes 26,250 shares of Common Stock issuable upon the exercise of stock options held by Mr. Hanono.
         (7) The shares of Common Stock held by Carfel are pledged to a bank to secure Carfel's credit facility.

         (8) Represents (a) 1,500 shares of Common Stock held by Mr. Roisman and (b) 12,000 shares of Common Stock issuable upon the exercise of stock options held by Mr. Roisman.
         (9) Does not include unvested stock options to acquire 25,000 shares of Common Stock held by Mr. Zwerner. Mr. Zwerner joined the Company as President of Licensing and a director in April 1999.
         (10)     Represents (a) 750 shares of Common Stock held by Mr. Buch and
                  (b) 15,000 shares of Common Stock issuable upon the exercise of stock options held by Mr. Buch.
         (11)     Represents (a) 3,000 shares of Common Stock held by Mr. Dix,
                  (b) 1,800 shares of Common Stock held in trust for his children, (c) 750 shares held in an individual retirement account and (d) 26,250 shares of Common Stock issuable upon the exercise of stock options held by Mr. Dix.
         (12) Represents (a) 2,250 shares of Common Stock held by Mr. McEwen and (b) 22,500 shares of Common Stock issuable upon the exercise of stock options held by Mr. McEwen.
         (13) Represents (a) 39,000 shares of Common Stock held by Mr. Miller and (b) 26,250 shares of Common Stock issuable upon the exercise of stock options held by Mr. Miller.
         (14) Based solely on information contained in amendment to Schedule 13G dated December 30, 1998 filed with the Commission. 380,000 of these shares of Common Stock are owned by Fidelity Capital Appreciation Fund, a wholly-owned subsidiary of FMR Corporation.
         (15) Based solely on information contained in Schedule 13G dated December 31, 1996 filed with the Commission.
         (16) Includes the shares of Common Stock and options to purchase shares of Common Stock described in Notes (3) through (6), (8) and (10) through (13).

                              ELECTION OF DIRECTORS

         The Company's Articles of Incorporation provide that the Board of Directors be divided into three classes. Each class of directors serves a staggered three-year term. Ronald L. Buch and Salomon Hanono hold office until the 1999 Annual Meeting. Richard W. McEwen, Allan Zwerner and Oscar Feldenkreis hold office until the 2000 Annual Meeting. Gary Dix, Leonard Miller and George Feldenkreis hold office until the 2001 Annual Meeting.

         At the Annual Meeting, two directors will be elected by the shareholders to serve until the Annual Meeting to be held in 2002 or until their successors are duly elected and qualified. The accompanying form of proxy when properly executed and returned to the Company, will be voted FOR the election as directors of the two persons named below, unless the proxy contains contrary instructions. Proxies cannot be voted for a greater number of persons than the number of nominees named in the Proxy Statement. Management has no reason to believe that any of the nominees is unable or unwilling to serve if elected. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxy will be voted for the election of such person or persons as shall be designated by the Board of Directors.

NOMINEES

         The persons nominated as directors are as follows:


NAME                                     AGE         POSITION WITH THE COMPANY
----                                     ---         -------------------------
Ronald L. Buch.........................   63                 Director
Salomon Hanono.........................   49                 Director


         RONALD L. BUCH was elected to the Company's Board of Directors in January 1996. Prior to his retirement in 1995, Mr. Buch was employed by K-Mart Corporation for over 39 years, most recently as Vice President and General Merchandise Manager.

         SALOMON HANONO was elected to the Company's Board of Directors in February 1993. Mr. Hanono has been employed by Carfel in various sales capacities since 1987 and currently is Export Director, with overall responsibilities for Carfel's export sales. Mr. Hanono devotes substantially all of his working time to the affairs of Carfel.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF BOTH OF THE NOMINEES FOR ELECTION AS DIRECTORS.

         Set forth below is certain information concerning the directors who are not currently standing for election:

         The following table sets forth certain information concerning each nominee.

NAME                                                            AGE                           POSITION WITH THE COMPANY
----                                                            ---                           -------------------------
George Feldenkreis(1)................                           63            Chairman of the Board and Chief Executive Officer
Oscar Feldenkreis....................                           39            President, Chief Operating Officer and Director
Allan Zwerner........................                           54            President of Licensing and Director
Gary Dix(1)..........................                           50            Director
Richard W. McEwen(2).................                           78            Director
Leonard Miller (1)(2)................                           69            Director

         -----------
         (1)      Member of Audit Committee.
         (2)      Member of Compensation Committee.

         GEORGE FELDENKREIS founded the Company in 1967, has been involved in all aspects of its operations since that time and served as the Company's President and a Director until February 1993, at which time he was elected Chairman of the Board and Chief Executive Officer. Mr. Feldenkreis is also a director, executive officer and principal shareholder of Carfel, Inc. ("Carfel") an importer and distributor of automotive parts which he founded in 1961. He is Vice President of the Greater Miami Jewish Federation and is a trustee of the University of Miami.

         OSCAR FELDENKREIS was elected Vice President and a Director in 1979 and joined the Company on a full-time basis in 1980. Mr. Feldenkreis has been involved in all aspects of the Company's operations since that time and was elected President and Chief Operating Officer in February 1993. Oscar Feldenkreis also serves as a director of Carfel, but does not devote any of his working time to its affairs. He is also a member of the Greater Miami Jewish Federation.

         ALLAN ZWERNER was elected President of Licensing and a Director in April 1999. From September 1998 to present, Mr. Zwerner was Senior Vice President--General Merchandising Manager, Menswear at J. Crew Group, Inc. From March 12, 1982 to September 1998, Mr. Zwerner served in a number of executive positions at Federated Department Stores, Inc., most recently serving as Senior Vice President--General Merchandising Manager for Market and Product Development, Men's and Children's Clothing.

         GARY DIX was elected to the Company's Board of Directors in May 1993. Since February 1994, Mr. Dix, a certified public accountant, has been a partner at Mallah Furman & Company, P.A., an accounting firm in Miami, Florida. From 1979 to January 1994, Mr. Dix was a partner of Silver Dix & Hammer, P.A., another Miami accounting firm.

         RICHARD W. MCEWEN was elected to the Company's Board of Directors in September 1994. Mr. McEwen serves as a director of Wometco Enterprises, Inc. Prior to his retirement in 1985, Mr. McEwen was Chairman of the Board and Chief Executive Officer of Burdines, a division of Federated Department Stores, Inc.

         LEONARD MILLER was elected to the Company's Board of Directors in May 1993. Mr. Miller has been Vice President and Secretary of Pasadena Homes, Inc., a home construction firm in Miami, Florida, since 1959.

         George Feldenkreis is the father of Oscar Feldenkreis and Fanny Hanono, the Company's Secretary-Treasurer, and the father-in-law of Salomon Hanono.

         The Company's executive officers are elected annually by the Board of Directors and serve at the discretion of the Board. The Company's directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and holders of more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the Commission. Such persons are required to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms received by it, or oral or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, with respect to the fiscal year ended January 31, 1999 ("Fiscal 1999"), all filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During Fiscal 1999, the Board of Directors held four formal meetings. During Fiscal 1999, no director attended fewer than 75% of the number of meetings of the Board of Directors and each Committee of the Board of Directors held during the period he served on the Board.

         The only committees of the Board of Directors are the Audit Committee and the Compensation Committee. The Board does not have a nominating or similar committee.

         The Audit Committee is presently comprised of George Feldenkreis, Gary Dix and Leonard Miller. The duties and responsibilities of the Audit Committee include (a) recommending to the Board of Directors the appointment of the Company's independent public accountants and any termination of engagement, (b) reviewing the plan and scope of independent audits, (c) reviewing the Company's significant accounting policies and internal controls, (d) having general responsibility for all related auditing matters, and (e) reporting its recommendations and findings to the full Board of Directors. The Audit Committee met on two occasions during Fiscal 1999.

         The Compensation Committee is presently comprised of Leonard Miller and Richard W. McEwen. The Compensation Committee reviews and approves the compensation of the Company's executive officers and administers the 1993 Plan and the Company's Directors' Stock Option Plan (the "Directors' Plan"). The Compensation Committee met on two occasions during Fiscal 1999.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following compensation table sets forth for the fiscal years ended January 31, 1999, 1998 and 1997, the cash and certain other compensation paid to the Chief Executive Officer ("CEO") and such other executive officers whose annual salary and bonus exceeded $100,000 during Fiscal 1999 (together with the CEO, collectively, the "Named Executive Officers"):

                                                                                                           LONG-TERM
                                                    ANNUAL COMPENSATION                               COMPENSATION AWARDS
                                    ----------------------------------------------------   ----------------------------------------
                                                                                           SECURITIES UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION         FISCAL YEAR          SALARY ($)        BONUS ($)       OPTION/SAR'S (#)      COMPENSATION($)(1)
--------------------------------    -----------------    --------------    -------------   --------------------  ------------------
George Feldenkreis                  1999                 270,833              55,000             150,000               9,615
Chairman and CEO                    1998                 125,000             100,000                  --               4,750
                                    1997                 120,000              50,000                  --                 500

Oscar Feldenkreis                   1999                 373,000             470,000              55,000              19,542
President and Chief                 1998                 350,000             460,000                  --               4,750
Operating Officer                   1997                 350,000             450,000                  --                 500

Joseph Roisman                      1999                 152,000              15,000               3,000               1,109
Executive Vice President            1998                 147,000              21,000                  --               4,750
                                    1997                 140,000              10,000                  --                 500

-------------------
(1) The dollar amount represents Company contributions for the Named Executive Officer under the Company's 401(k) plan and Company payments for leased vehicles.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information concerning individual grants of options made during Fiscal 1999 to any of the Named Executive Officers.


                                                                  OPTIONS GRANTED IN LAST FISCAL YEAR
                            ------------------------------------------------------------------------------------------
                                                                                                  POTENTIAL REALIZABLE
                                                                                                    VALUE OF ASSUMED
                                                                                                     ANNUAL RATES OF
                                                                                                       STOCK PRICE
                                                                                                    APPRECIATION FOR
                                                                                                   OPTION TERMS ($)(1)
                                                                                             ----------------------------
                                                   % OF TOTAL
                             NUMBER OF SHARES        OPTIONS
                                UNDERLYING           GRANTED      EXERCISE OR
                                 OPTIONS        TO EMPLOYEES IN    BASE PRICE   EXPIRATION
                              GRANTED (#)(1)      FISCAL YEAR        ($/SH)        DATE           5%            10%
                            ------------------- ----------------- ------------ ------------- -------------- -------------
George Feldenkreis                 150,000            38.8            15.75       5/07/08      1,485,764     3,765,217
Oscar Feldenkreis                   55,000            14.2            15.75       5/07/08        544,780     1,380,579
Joseph Roisman                       3,000             0.8            10.00       5/04/03          8,288        18,315


-------------
(1) Based upon the exercise price, which was equal to the fair market on the date of grant, and annual appreciation at the rate stated on such price through the expiration date of the options. Amounts represented hypothetical gains that could be achieved for the options if exercised at the end of the term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission (the "Commission") and do not represent the Company's estimate or projection of the future stock price. Actual gains, if any, are contingent upon the continued employment of the Named Executive Officer through the expiration date, as well as being dependent upon the general performance of the Common Stock. The potential realizable values have not taken into account amounts required to be paid for federal income taxes.

STOCK OPTIONS HELD AT END OF FISCAL 1999

         The following table indicates the total number and value of exercisable and unexercisable stock options held by each of the Named Executive Officers as of January 31, 1999. No options to purchase stock were exercised by any of the Named Executive Officers in Fiscal 1999.

                                           NUMBER OF SECURITIES                        VALUE OF UNEXERCISED
                                          UNDERLYING UNEXERCISED                           IN-THE-MONEY
                                      OPTIONS AT FISCAL YEAR-END (#)              OPTIONS AT FISCAL YEAR-END ($)
                                   --------------------------------------    ----------------------------------------
NAME                                 EXERCISABLE        UNEXERCISABLE         EXERCISABLE(1)         UNEXERCISABLE
-------------------------------    ----------------    -----------------     -----------------     ------------------

George Feldenkreis.........            150,000                   0                  37,500                   0
Oscar Feldenkreis..........            100,000                   0                 354,400                   0
Joseph Roisman.............             12,000               2,500                  98,213              13,500

-------------
(1) Based on the Nasdaq National Market last sales price for the Company's Common Stock on January 29, 1999 in the amount of $16.00 per share.

COMPENSATION OF DIRECTORS

         During Fiscal 1999, non-employee directors, with the exception of Salomon Hanono, were compensated at the rate of $1,500 per quarter and $500 for meetings of the Board of Directors or any committee thereof attended during a quarter, up to a maximum of $8,000 per annum. Effective April 23, 1999 the rate at which non-employee directors are compensated has been increased to $5,000 per quarter, and Mr. Hanono will receive cash compensation for his services as director. Directors are reimbursed for travel and lodging expenses in connection with their attendance at meetings. Directors are also entitled to receive options under the 1993 Plan and the Directors' Plan. During Fiscal 1999, each non-employee director was granted options to purchase 5,000 shares of Common Stock at an exercise price of $15.75 per share. In April 1999, each of non-employee director was granted options to purchase 10,000 shares of Common Stock at an exercise price of $8.81 per share. As of the Record Date, the following options granted to non-employee directors were outstanding under the 1993 Plan and the Directors' Plan:



NAME OF OPTIONEE                       NUMBER OF SHARES          EXERCISE PRICE($)             EXPIRATION DATE
---------------------------------      ----------------------    ---------------------    ---------------------------
Ronald L. Buch..................              10,000                     8.81                  April 22, 2009
                                               5,000                    15.75                     May 7, 2008
Gary Dix........................              10,000                     8.81                  April 22, 2009
                                               5,000                    15.75                     May 7, 2008
                                              11,250                     8.00                    June 2, 2000
Richard W. McEwen...............              10,000                     8.81                  April 22, 2009
                                               5,000                    15.75                     May 7, 2008
                                               7,500                     8.00                    June 2, 2000
Leonard Miller..................              10,000                     8.81                  April 22, 2009
                                               5,000                    15.75                     May 7, 2008
                                              11,250                     8.00                    June 2, 2000
Salomon Hanono..................              10,000                     8.81                  April 22, 2009
                                               5,000                    15.75                     May 7, 2008
                                              11,250                     8.00                    June 2, 2000

EMPLOYMENT AGREEMENTS

         The Company is party to an employment agreement with Oscar Feldenkreis, the President and Chief Operating Officer, which was renewed in May 1998 for a two-year period. In connection with the renewal of the employment agreement, Mr. Feldenkreis was granted ten-year options under the 1993 Plan to purchase a total of 55,000 shares of Common Stock at an exercise price of $15.75 per share. The employment agreement provides for an annual salary of $350,000, subject to annual cost-of-living increases, and an annual bonus as may be determined by the Compensation Committee in its discretion, up to a maximum of $500,000. In April 1999, the Compensation Committee increased Mr. Feldenkreis' annual salary to $370,000 and adjusted his annual bonus to be based on the greater of $470,000 or 4% of the Company's pre tax income. The Compensation Committee also granted him ten-year options under the 1993 Plan to purchase a total of 100,000 shares of Common Stock at an exercise price of $8.81 per share. The employment agreement also prohibits Mr. Feldenkreis from directly or indirectly competing with the Company for one year after termination of his employment for any reason except for the Company's termination of Mr. Feldenkreis without cause. Upon termination of the employment agreement by reason of his death or disability, Mr. Feldenkreis or his estate will receive a lump sum payment equal to one year's salary plus a bonus as may be determined by the Compensation Committee in its discretion.

         The Company is also party to an employment agreement with George Feldenkreis, the Chairman of the Board and CEO, which was renewed in May 1998 for a two-year period. In connection with the renewal of the employment agreement, Mr. Feldenkreis was granted options under the 1993 Plan to purchase a total of 150,000 shares of Common Stock at an exercise price of $15.75 per share. The employment agreement provides for an annual salary of $375,000, subject to annual cost-of-living increases, and an annual bonus as may be determined by the Compensation Committee in its discretion, up to a maximum of $250,000. In April 1999, the Compensation Committee increased Mr. Feldenkreis' annual salary to $400,000 and granted him ten-year options under the 1993 Plan to purchase a total of 250,000 shares of Common Stock at an exercise price of $8.81 per share. George Feldenkreis' employment agreement contains termination and non-competition provisions similar to those set forth in Oscar Feldenkreis' agreement.

         The Company is also party to an employment agreement with Allan Zwerner, the President of Licensing, expiring in April 2002. Pursuant to the employment agreement, Mr. Zwerner was granted options under the 1993 Plan to purchase a total of 25,000 shares of Common Stock vesting over a three year period and at various exercise prices. The employment agreement provides for an annual salary of $350,000, subject to annual cost of living increases and an annual performance bonus up to a maximum of $175,000. The employment agreement prohibits Mr. Zwerner from directly or indirectly competing with the Company for two years after termination of his employment for any reason.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Under rules established by the Commission, the Company is required to provide a report explaining the rationale and considerations that led to fundamental compensation decisions affecting the Company's executive officers (including the Named Executive Officers) during the past fiscal year. The report of the Company's Compensation Committee is set forth below.

         COMPENSATION PHILOSOPHY

         The three principal components of the Company's executive compensation are salary, bonus and stock options. These components are designed to facilitate fulfillment of the compensation objectives of the Company's Board of Directors and the Compensation Committee, which objectives include (i) attracting and retaining competent management, (ii) recognizing individual initiative and achievement, (iii) rewarding management for short and long term accomplishments, and (iv) aligning management compensation with the achievement of the Company's goals and performance.

         The Compensation Committee endorses the position that equity ownership by management is beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. This alignment is amplified by the extensive holdings by management of Company Common Stock and stock options. Base salaries for new management employees are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for managerial talent, including a comparison of base salaries for comparable positions at similar companies of comparable sales and capitalization. Annual salary adjustments are determined by evaluating the competitive marketplace, the performance of the Company, the performance of the executive, and the responsibilities assumed by the executive.

         The Compensation Committee intends to review the Company's existing management compensation programs on an ongoing basis and will (i) meet with the chief executive officer to consider and set mutually agreeable performance standards and goals for members of senior management and/or the Company, as appropriate or as otherwise required pursuant to any such officer's employment agreement and (ii) consider and, as appropriate, approve modifications to such programs to ensure a proper fit with the philosophy of the Compensation Committee and the agreed-upon standards and goals. The Compensation Committee has not yet considered or approved the individual or corporate performance goals or standards for the fiscal year ending January 31, 2000 with respect to the Company's management incentive programs.

        CHIEF EXECUTIVE OFFICER COMPENSATION

         The principal factors considered by the Board of Directors in determining Fiscal 1999 salary and bonus for George Feldenkreis, the Chairman of the Board and Chief Executive Officer of the Company, included an analysis of the compensation of chief executive officers of public companies within the Company's industry and public companies similar in size and capitalization to the Company. The Compensation Committee also considered the Company's Fiscal 1999 earnings, the fact that the Company had entered into agreements for the acquisition of Perry Ellis International, Inc. and the acquisition of the John Henry and Manhattan dress shirt business from Salant Corporation , expectations for the fiscal year ending January 31, 2000 and other performance measures in determining George Feldenkreis' compensation, but there was no specific relationship or formula by which such compensation was tied to Company performance. The Company also considered that, notwithstanding the fact that his employment agreement does not require Mr. Feldenkreis to devote more than 50% of his working time to the affairs of the Company, the fact that Mr. Feldenkreis has devoted the vast majority of his working time to the affairs of the Company. In May 1998, the Compensation Committee renewed Mr. Feldenkreis' employment agreement for an additional two-year period and in connection therewith increased his base salary to $375,000. In April 1999, the Compensation Committee increased his base salary to $400,000.

         OTHER EXECUTIVE OFFICERS' COMPENSATION

         Fiscal 1999 base salary and bonus for the Company's other executive officers were determined by the Compensation Committee. This determination was made after a review and consideration of a number of factors, including each executive's level of responsibility and commitment, level of performance (with respect to specific areas of responsibility and on an overall basis), past and present contribution to and achievement of Company goals and performance during Fiscal 1999, compensation levels at competitive publicly held companies and the Company's historical compensation levels. Although Company performance was one of the factors considered, the approval of the Compensation Committee was based upon an overall review of the relevant factors, and there was no specific relationship or formula by which compensation was tied to Company performance. As a result of its evaluation in May 1998, the Compensation Committee renewed Mr. Feldenkreis' employment agreement for an additional two-year period. In April 1999, the Compensation Committee increased his base salary to $370,000 and adjusted his annual bonus to be based on the greater of $470,000 or 4% of the Company's pre-tax income.

         STOCK OPTIONS

         The Company maintains stock option plans which are designed to attract and retain executive officers, directors and other employees of the Company and to reward them for delivering long-term value to the Company. In connection with the renewal of their employment agreements in May 1998, the Committee granted to George Feldenkreis and Oscar Feldenkreis, 150,000 and 55,000 options under the 1993 Plan, respectively. In May 1998, the Compensation Committee granted to Joseph Roisman 3,000 options under the 1993 Plan. In April 1999, the Compensation Committee granted to George Feldenkreis and Oscar Feldenkreis, 250,000 and 100,000 options under the 1993 Plan, respectively.

         /s/Richard W. McEwen
         /s/Leonard Miller

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         None.

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total stockholder return on the Nasdaq Stock Market-US Index and The S&P Textile-Apparel Manufacturer Index commencing on January 31, 1994 and ending January 31, 1999.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                    AMONG SUPREME INTERNATIONAL CORPORATION,
                       THE NASDAQ STOCK MARKET-U.S. INDEX
                        AND THE S&P TEXTILE-APPAREL INDEX



                               [GRAPHIC OMITTED]






                                                             JANUARY 31,
                                  ------------------------------------------------------------------

                                     1995            1996          1997         1998         1999
                                  ------------     ----------    ---------    ---------    ---------

Supreme......................        $ 94             $114         $136         $148         $229

Nasdaq US....................          95              135          177         209           326

S&P Textiles.................         100              113          136         132           121

       --------------------
       * Assumes that $100 was invested on January 31, 1994 in the Company's Common Stock or on January 31, 1994 in the Nasdaq Stock Market-US Index or The S&P Textile-Apparel Manufacturer Index, and that all dividends are reinvested.

                              CERTAIN TRANSACTIONS

LEASE AGREEMENTS

         The Company maintains an office in Beijing and Taipei jointly with Carfel in order to monitor its Far East production of its products.

         Prior to the Company's consolidation of its administrative offices and warehouse and distribution facilities, the Company occupied the following properties from affiliated parties.

         The Company leases an approximately 16,900 square foot building in Miami, Florida which housed its executive offices. The space is leased from George Feldenkreis, the Company's Chairman of the Board, pursuant to a lease which expires in December 2000. The annual rental for the office facility is approximately $128,000. The Company will continue to pay rent on this facility until the expiration of the lease or until the lease of the facility to another party.

         The Company also leased an approximately 49,000 square foot warehouse/office building adjacent to its former executive offices from George Feldenkreis pursuant to a lease which expired in April 1998. Fiscal 1999 rental for this facility was approximately $282,000. In January 1999, the Company vacated this building.

         The Company also leased an approximately 32,000 square foot warehouse and approximately 16,900 square feet of office space from a partnership of which Mr. Feldenkreis is a general partner. This warehouse was leased pursuant to a lease which expired in June 1998. Fiscal 1999 rental for this facility was approximately $136,000. This facility is currently being leased on a month-to-month basis for a monthly rental of $11,333.

LICENSING AGREEMENTS

         In January 1995, the Company entered into a license agreement ("Isaco License Agreement") with Isaco International, Inc. ("Isaco"), pursuant to which Isaco was granted an exclusive license to use the Natural Issue brand in the United States and its territories and possessions to market a line of men's underwear and loungewear. In June 1998, the Company and Isaco extended the Isaco License Agreement for an additional year at a guaranteed minimum royalty of $137,500. Royalty income earned from Isaco License Agreement amounted to approximately $298,000, $296,000 and $243,000 for fiscal 1999, 1998 and 1997, respectively. The principal shareholder of Isaco is Isaac Zelcer, who is Oscar Feldenkreis' father-in-law.

         In January 1998, the Company entered into two additional three-year license agreements with Isaco for use of the Natural Issue brand in the United States and its territories and possessions to market lines of hosiery and neckwear. The license agreement for neckwear provides for a guaranteed minimum annual royalty of $15,000 and the license agreement for hosiery provides for a guaranteed minimum annual royalty of $25,000 during the first year, increasing by $5,000 in each subsequent year.

         The Company believes that its arrangements with George Feldenkreis, Carfel and Isaco are on terms at least as favorable as the Company could secure from a non-affiliated third party.

                PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S
             ARTICLES OF INCORPORATION TO CHANGE THE COMPANY'S NAME

         The Company was incorporated in Florida on April 5, 1967 under the name Supreme International Corporation. The Board of Directors, at a meeting on April 23, 1999 approved, subject to approval by the shareholders at the Annual Meeting, the proposed change of the Company's name to "Perry Ellis International, Inc." and the execution and filing of Articles of Amendment to the Company's Articles of Incorporation to effectuate same.

         In April 1999, the Company completed the acquisition of Perry Ellis International, Inc. for approximately $74.6 million in cash, net of purchase price adjustments. Perry Ellis International, Inc. was a privately held company, which owns and licenses the Perry Ellis brand, currently one of the top selling brands in department stores in the United States. Perry Ellis International, Inc. is also currently the licensor under 34 license agreements, primarily for various categories of men's wear, boys' wear and fragrances. The purchase of the Perry Ellis brand gives the Company a widely recognized brand in the market and will be the Company's premier brand. Changing the name of the Company will increase the Company's name recognition with its customers and in the capital markets.

         Accordingly, the Board has determined that the proposed name change is in the best interests of the Company and its shareholders and will benefit the Company going forward as it attempts to expand its business.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

                    PROPOSAL TO AMEND 1993 STOCK OPTION PLAN

         The Board of Directors of the Company has amended, subject to shareholder approval, the 1993 Plan to increase the number of shares of Common Stock authorized for issuance under the 1993 Plan by 600,000 shares from a total of 900,000 shares to 1,500,000 shares of Common Stock.

1993 PLAN DESCRIPTION

         The statements in this Proxy Statement concerning the terms and provisions of the 1993 Plan are summaries only and do not purport to be complete. All such statements are qualified in their entirety by reference to the full text of the 1993 Plan, which is attached hereto as Exhibit A.

         The purpose of the 1993 Plan is to advance the interests of the Company by providing an additional incentive to attract and retain qualified and competent persons as employees, upon whose efforts and judgment the success of the Company is largely dependent, through the encouragement of stock ownership in the Company by such persons.

         The 1993 Plan was effective as of April 12, 1993, and, unless sooner terminated by the Board of Directors of the Company in accordance with the terms thereof, shall terminate on April 12, 2003. Certain employees, who are selected by the stock option committee, or if there is no stock option committee by the Board of Directors, may participate in the 1993 Plan; however, no incentive stock option, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code" or "Internal Revenue Code") shall be granted to a consultant who is not also an employee of the Company.

         The 1993 Plan provides for the issuance of incentive stock options ("Incentive Stock Options") and nonqualified stock options ("Nonqualified Stock Options"). An Incentive Stock Option is an option to purchase Common Stock that meets the definition of "incentive stock option" set forth in Section 422 of the Code. A Nonqualified Stock Option is an option to purchase Common Stock that meets certain requirements in the Plans but does not meet the definition of an "incentive stock option" set forth in Section 422 of the Code. Nonqualified Stock Options and Incentive Stock Options are sometimes referred to herein as "Options."

         The number of shares of Common Stock that may be issued pursuant to Options granted under the 1993 Plan is presently 900,000, and if this proposal is approved by the shareholders, will be increased to 1,500,000. If any Option granted pursuant to the 1993 Plan terminates, expires, or is canceled or surrendered, in whole or in part, shares subject to the unexercised portion may again be issued pursuant to the exercise of Options granted under the 1993 Plan. The shares acquired upon exercise of Options granted under the 1993 Plan will be authorized and unissued shares of Common Stock. The Company's shareholders will not have any preemptive rights to purchase or subscribe for the shares reserved for issuance under the 1993 Plan.

         The 1993 Plan is administered by a stock option committee of two or more directors (the "Committee") or, if a Committee is not designated by the Board of Directors, by the Board of Directors as a whole. The Committee has the right to determine, among other things, the persons to whom Options are granted, the number of shares of Common Stock subject to Options, the exercise price of Options and the term thereof. All employees of the Company, including officers and directors and consultants to the Company, are eligible to receive grants of Options under the 1993 Plan; however, no Incentive Stock Option may be granted to a consultant who is not also an employee of the Company or any of its subsidiaries. Upon receiving grants of Options, each holder of the Options (the "Optionee") shall enter into an option agreement with the Company which contains the terms and conditions deemed necessary by the Committee.

TERMS AND CONDITIONS OF OPTIONS

         OPTION PRICE. For any Option granted under the 1993 Plan, the option price per share of Common Stock may be any price not less than par value per share as determined by the Committee; however, the option price per share of any Incentive Stock Option may not be less than the Fair Market Value (defined below) of the Common Stock on the date such Incentive Stock Option is granted. On the Record Date, the closing price of the Company's Common Stock as reported by the Nasdaq National Market was $ per share.

         Under the 1993 Plan, the "Fair Market Value" is the closing price of shares on the business day immediately preceding the date of grant; however, if the shares are not publicly traded, then the Fair Market Value will be as the Committee shall in its sole and absolute discretion determine in a fair and uniform manner. The closing price of the share on any business day under the 1993 Plan is (i) if the shares are listed or admitted for trading on any United States national securities exchange, or if actual transactions are otherwise reported on a consolidated transaction reporting system, the last reported sale price of shares on such exchange or reporting system, as reported in any newspaper of general circulation, (ii) if the shares are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system of automated dissemination of quotations of securities prices in common use, the mean between the closing high bid and low asked quotations for such day of shares on such system, or (iii) if neither clause (i) nor (ii) is applicable, the mean between the high bid and low asked quotations for the shares as reported by the National Quotation Bureau, Incorporated if at least two securities dealers have inserted both bid and asked quotations for the shares on at least five of the ten preceding days.

         EXERCISE OF OPTIONS. Each Option is exercisable in such amounts, at such intervals and upon such terms as the Committee may determine; however, Incentive Stock Options must vest in three annual installments commencing one year from the date of grant. In no event may an Option be exercisable after ten years from the date of grant. Unless otherwise provided in an Option, each outstanding Option may, in the sole discretion of the Committee, become immediately fully exercisable (i) if there occurs any transaction (which shall include a series of transactions occurring within 60 days or occurring pursuant to a plan), that has the result that shareholders of the Company immediately before such transaction cease to own at least 51 percent of the voting stock of the Company or of any entity that results from the participation of the Company in a reorganization, consolidation, merger, liquidation or any other form of corporate transaction; (ii) if the shareholders of the Company shall approve a plan of merger, consolidation, reorganization, liquidation or dissolution in which the Company does not survive (unless such plan is subsequently abandoned); or (iii) if the shareholders of the Company shall approve a plan for the sale, lease, exchange or other disposition of all or substantially all the property and assets of the Company (unless such plan is subsequently abandoned). The Committee may in its sole discretion accelerate the date on which any Option may be exercised and may accelerate the vesting of any shares subject to any Option or previously acquired by the exercise of any Option. Options granted to the officers and directors under the 1993 Plan may not be exercised unless otherwise expressly provided in any Option, until six months following the date of grant and if and only if the Optionee is in the employ of the Company on such date.

         Unless further limited by the Committee in any Option, shares of Common Stock purchased upon the exercise of Options must be paid for in cash, by certified or official bank check, by money order, with already owned shares of Common Stock, or a combination of the above. The Committee, in its sole discretion, may accept a personal check in full or partial payment. If paid in whole or in part with shares of already owned Common Stock, the value of the shares surrendered is deemed to be their Fair Market Value on the date the Option is exercised. Proceeds from the sale of Common Stock pursuant to the exercise of Options will be added to the general funds of the Company to be used for general corporate purposes. Under the 1993 Plan, the Company may also lend money to an Optionee to exercise all or a portion of an Option granted under the 1993 Plan. If the exercise price is paid in whole or in part with Optionee's promissory note, such note shall (i) provide for full recourse to the maker, (ii) be collateralized by the pledge of shares purchased by Optionee upon exercise of such Option, (iii) bears interest at a rate of interest no less than the rate of interest payable by the Company to its principal lender, and (iv) contain such other terms as the Committee in its sole discretion shall require.

         NONTRANSFERABILITY. Options granted under the 1993 Plan are not transferable by an Optionee other than by will or the laws of descent and distribution, and Options are exercisable during an Optionee's lifetime only by the Optionee.

         TERMINATION OF OPTIONS. The expiration date of an Option is determined by the Committee at the time of the grant and is set forth in the applicable stock option agreement. In no event may an Option be exercisable after ten years from the date it is granted.

         The 1993 Plan provides that if an Optionee's employment is terminated for any reason other than for cause, an improper termination, mental or physical disability or death, then the unexercised portion of the Optionee's Options shall terminate three months after the such termination. If an Optionee's employment is terminated for cause or if there is an improper termination of Optionee's employment, the unexercised portion of the Optionee's Options shall terminate immediately upon such termination. If an Optionee's employment is terminated by reason of the Optionee's mental or physical disability, the unexercised portion of the Optionee's Options shall terminate 12 months after such termination. If an Optionee's employment is terminated by reason of the Optionee's death, the unexercised portion of the Optionee's Options shall terminate 12 months after the Optionee's death.

         The Committee in its sole discretion may by giving written notice cancel, effective upon the date of the consummation of certain corporate transactions that would result in an Option becoming fully exercisable, cancel any Option that remains unexercised on such date. Such notice shall be given a reasonable period of time prior to the proposed date of such cancellation and may be given either before or after shareholder approval of such corporate transaction.

OUTSTANDING OPTIONS

         As of the Record Date, Options to purchase a total of _____________ shares of Common Stock had been granted pursuant to the 1993 Plan, ______________ of which have been exercised and _____________ of which are outstanding (of which _____________ Options are exercisable). Outstanding Options, which are held by approximately ______ persons, are exercisable at prices ranging from $_______ per share to $_______ per share and are exercisable through various expiration dates from ______ to _______. See "Executive Compensation" for information with respect to stock options granted to and held by directors and executive officers of the Company.

FEDERAL INCOME TAX EFFECTS

         The 1993 Plan is not qualified under the provisions of Section 401(a) of the Code, nor is it subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

         INCENTIVE STOCK OPTIONS. Incentive Stock Options are "incentive stock options" as defined in Section 422 of the Internal Revenue Code. Under the Code, an Optionee generally is not subject to ordinary income tax upon the grant or exercise of an Incentive Stock Option. However, an employee who exercises an Incentive Stock Option by delivering shares of Common Stock previously acquired pursuant to the exercise of an Incentive Stock Option is treated as making a Disqualifying Disposition (defined below) of such shares if the employee delivers such shares before the expiration of the holding period applicable to such shares. The applicable holding period is the longer of two years from the date of grant or one year from the date of exercise. The effect of this provision is to prevent "pyramiding" the exercise of an Incentive Stock Option (i.e., the exercise of the Incentive Stock Option for one share and the use of that share to make successive exercise of the Incentive Stock Option until it is completely exercised) without the imposition of current income tax.

         The amount by which the fair market value of the shares acquired at the time of exercise of an Incentive Stock Option exceeds the purchase price of the shares under such Option will be treated as an item of adjustment included in the Optionee's alternative minimum taxable income for purposes of the alternative minimum tax. If, however, there is a Disqualifying Disposition in the year in which the Option is exercised, the maximum amount of the item of adjustment for such year is the gain on the disposition of the shares. If there is Disqualifying Disposition in a year other than the year of exercise, the dispositions will not result in an item of adjustment for such other year.

         If, subsequent to the exercise of an Incentive Stock Option (whether paid for in cash or in shares), the Optionee holds the shares received upon exercise for a period that exceeds (a) two years from the date such Incentive Stock Option was granted or, if later, (b) one year from the date of exercise (the "Required Holding Period"), the difference (if any) between the amount realized from the sale of such shares and their tax basis to the holder will be taxed as long-term capital gain or loss. If the holder is subject to the alternative minimum tax in the year of disposition, such holder's tax basis in his or her shares will be increased for purposes of determining his alternative minimum tax for such year, by the amount of the item of adjustment recognized with respect to such shares in the year the Option was exercised.

         In general, if, after exercising an Incentive Stock Option, an employee disposes of the shares so acquired before the end of the Required Holding Period (a "Disqualifying Disposition"), such Optionee would be deemed in receipt of ordinary income in the year of the Disqualifying Disposition, in an amount equal to the excess of the fair market value of the shares at the date the Incentive Stock Option was exercised over the exercise price. If the Disqualifying Disposition is a sale or exchange which would permit a loss to be recognized under the Code (were a loss in fact to be sustained), and the sales proceeds are less than the fair market value of the shares on the date of exercise, the Optionee's ordinary income would be limited to the gain (if any) from the sale. If the amount realized upon disposition exceeds the fair market value of the shares on the date of exercise, the excess would be treated as short-term or long-term capital gain, depending on whether the holding period for such shares exceeded one year.

         An income tax deduction is not allowed to the Company with respect to the grant or exercise of an Incentive Stock Option or the disposition, after the Required Holding Period, of shares acquired upon exercise. In the event of a Disqualifying Disposition, a Federal income tax deduction will be allowed to the Company in an amount equal to the ordinary income to be recognized by the Optionee, provided that such amount constitutes an ordinary and necessary business expense to the Company and is reasonable, and the Company satisfies its withholding obligation with respect to such income.

         NONQUALIFIED STOCK OPTIONS. An Optionee granted a Nonqualified Stock Option under the 1993 Plan will generally recognize, at the date of exercise of such Nonqualified Stock Option, ordinary income equal to the difference between the exercise price and the fair market value of the shares of Common Stock subject to the Nonqualified Stock Option. This taxable ordinary income will be subject to Federal income tax withholding. A Federal income tax deduction will be allowed to the Company in an amount equal to the ordinary income to be recognized by the Optionee, provided that such amount constitutes an ordinary and necessary business expense to the Company and is reasonable, and the Company satisfies its withholding obligation with respect to such income.

         If an Optionee exercises a Nonqualified Stock Option by delivering other shares, the Optionee will not recognize gain or loss with respect to the exchange of such shares, even if their then fair market value is different from the Optionee's tax basis. The Optionee, however, will be taxed as described above with respect to the exercise of the Nonqualified Stock Option as if he had paid the exercise price in cash, and the Company likewise generally will be entitled to an equivalent tax deduction. Provided a separate identifiable stock certificate is issued therefor, the Optionee's tax basis in that number of shares received on such exercise which is equal to the number of shares surrendered on such exercise will be equal to his tax basis in the shares surrendered and his holding period for such number of shares received will include his holding period for the shares surrendered. The Optionee's tax basis and holding period for the additional shares received on exercise of a Nonqualified Stock Option paid for, in whole or in part, with shares will be the same as if the Optionee had exercised the Nonqualified Stock Option solely for cash.

         The discussion set forth above does not purport to be a complete analysis of the potential tax consequences relevant to the Optionees or to the Company, or to describe tax consequences based on particular circumstances. It is based on Federal income tax law and interpretational authorities as of the date of this Proxy Statement, which are subject to change at any time.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

       PROPOSAL TO RATIFY THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

         The firm of Deloitte & Touche LLP, independent public accountants, has served as the Company's independent public accountants since 1993. The Board of Directors has selected Deloitte & Touche LLP as the Company's independent public accountants for the current fiscal year ending January 31, 2000. One or more representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

                                 OTHER BUSINESS

         The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

                  INFORMATION CONCERNING SHAREHOLDER PROPOSALS

         Pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission, a shareholder intending to present a proposal to be included in the Company's proxy statement for the Company's 1999 Annual Meeting of Shareholders must deliver a proposal in writing to the Company's principal executive offices no later than January 15, 2000.
                                      By Order Of The Board of Directors



                                      FANNY HANONO,
                                      Secretary
Miami, Florida
May 14, 1999

                                                                       EXHIBIT A

                        SUPREME INTERNATIONAL CORPORATION
                             1993 STOCK OPTION PLAN
                                  (AS AMENDED)

     1. PURPOSE. The purpose of this Plan is to advance the interests of SUPREME INTERNATIONAL CORPORATION, a Florida corporation (the "Company"), by providing an additional incentive to attract and retain qualified and competent persons as directors, officers, employees, consultants or agents who provide management services or upon whose efforts and judgment the success of the Company is largely dependent, through the encouragement of stock ownership in the Company by such persons.

     2. DEFINITIONS. As used herein, the following terms shall have the meaning indicated:

          (a) "Board" shall mean the Board of Directors of the Company.

          (b) "Committee" shall mean the stock option committee appointed by the Board pursuant to Section 13 hereof or, if not appointed, the Board.

          (c) "Common Stock" shall mean the Company's Common Stock, par value $.01 per share.

          (d) "Director" shall mean a member of the Board.

          (e) "Disinterested Person" shall mean a Director who is not, during the one year prior to his or her service as an administrator of this Plan, or during such service, granted or awarded equity securities pursuant to this Plan or any other plan of the Company or any of its affiliates, except that:

               (i) participation in a formula plan meeting the conditions in paragraph (c)(2)(ii) of Rule 16b-3 promulgated under the Securities Exchange Act shall not disqualify a director from being a Disinterested Person;

               (ii) participation in an ongoing securities acquisition plan meeting the conditions in paragraph (d)(2)(i) of Rule 16b-3 promulgated under the Securities Exchange Act shall not disqualify a director from being a Disinterested Person; and

               (iii) an election to receive an annual retainer fee in either cash or an equivalent amount of securities, or partly in cash and partly in securities, shall not disqualify a Director from being a Disinterested Person.

          (f) "Fair Market Value" of a Share on any date of reference shall be the "Closing Price" (as defined below) of the Common Stock on the business day immediately preceding such date, unless the Common Stock is not publicly traded, in which case, the "Fair Market Value" shall be the average of the price of sales of Common Stock by the Company during the 90 days prior to the date of grant or, if no sales have occurred during that period, "Fair Market Value" shall be determined by the Committee in its sole discretion in a fair and uniform manner. For the purpose of determining Fair Market Value, the "Closing Price" of the Common Stock on any business day shall be (i) if the Common Stock is listed or admitted for trading on any United States national securities exchange, or if actual transactions are otherwise reported on a consolidated transaction reporting system, the last reported sale price of Common Stock on such exchange or reporting system, as reported in any newspaper of general circulation, (ii) if the Common Stock is quoted on the National Association of Securities Dealers Automated Quotations System ("NASDAQ"), or any similar system of automated dissemination of quotations of securities prices in common use, the mean between the closing high bid and low asked quotations for such day of Common Stock on such systems, or (iii) if neither clause (i) or (ii) is applicable, the mean between the high bid and low asked quotations for the Common Stock is reported by the National Quotation Bureau, Incorporated if at least two securities dealers have inserted both bid and asked quotations for Common Stock on at least five of the ten preceding days.

          (g) "Incentive Stock Option" shall mean an incentive stock option as defined in Section 422 of the Internal Revenue Code.

          (h) "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          (i) "Non-Statutory Stock Option" shall mean an Option which is not an Incentive Stock Option.

          (j) "Officer" shall mean the Company's president, principal financial officer, principal accounting officer and any other person who the Company identifies as an "executive officer" for purposes of reports or proxy materials filed by the Company pursuant to the Securities Exchange Act.

          (k) "Option" (when capitalized) shall mean any option granted under this Plan.

          (l) "Optionee" shall mean a person to whom a stock option is granted under this Plan or any person who succeeds to the rights of such person under this Plan by reason of the death of such person.

          (m) Plan" shall mean this Stock Option Plan for the Company.

          (n) "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (o) "Share(s)" shall mean a share or shares of the Common Stock.

     3. SHARES AND OPTIONS. The Company may grant to all Optionees from time to time Options to purchase a total of one million five hundred thousand (1,500,000) Shares from Shares held in the Company's treasury or from authorized and unissued Shares. If any Option granted under the Plan shall terminate, expire, or be cancelled or surrendered as to any Shares, new Options may thereafter be granted covering such Shares. An Option granted hereunder shall be either an Incentive Stock Option or a Non-Statutory Stock Option as determined by the Committee at the time of grant of such Option and shall clearly state whether it is an Incentive Stock Option or Non-Statutory Stock Option. All Incentive Stock Options shall be granted within 10 years from the effective date of this Plan.

     4. DOLLAR LIMITATION. Options otherwise qualifying as Incentive Stock Options hereunder will not be treated as Incentive Stock Options to the extent that the aggregate fair market value (determined at the time the option is granted) of the Shares, with respect to which Options meeting the requirements of Internal Revenue Code Section 422 are exercisable for the first time by any individual during any calendar year (under all plans of the Company), exceeds $100,000.

     5. CONDITIONS FOR GRANT OF OPTIONS.

          (a) Each Option shall be evidenced by an option agreement that may contain any term deemed necessary or desirable by the Committee, provided such terms are not inconsistent with this Plan or any applicable law. Optionees shall be those persons selected by the Committee from the class of all regular employees of the Company, all Directors, consultants and/or agents, whether or not employees; PROVIDED, HOWEVER, that no Incentive Stock Option shall be granted to a Director, consultant and/or agent who is not also an employee of the Company or a Subsidiary. Any person who files with the Committee, in a form satisfactory to the Committee, a written waiver of eligibility to receive any Option under this Plan shall not be eligible to receive any Option under this Plan for the duration of such waiver.

          (b) In granting Options, the Committee may take into consideration the contribution the person has made to the success of the Company and such other factors as the Committee shall determine. The Committee shall also have the authority to consult with and receive recommendations from officers and other personnel of the Company with regard to these matters. The Committee may from time to time in granting Options under the Plan prescribe such other terms and conditions concerning such Options as it deems appropriate, including, without limitation, (i) prescribing the date or dates on which the Option becomes exercisable, (ii) providing that the Option rights accrue or become exercisable in installments over a period of years, or upon the attainment of stated goals or both, or (iii) relating an Option to the continued employment of the Optionee for a specified period of time, provided that such terms and conditions are not more favorable to an Optionee than those expressly permitted herein.

          (c) The Options granted to employees under this Plan shall be in addition to regular salaries, pension, life insurance or other benefits related to their employment with the Company. Neither the Plan nor any Option granted under the Plan shall confer upon any person any right to employment or continuance of employment by the Company.

          (d) Notwithstanding any other provision of this Plan, and in addition to any other requirements of this Plan, Options may not be granted to a Director or Officer unless the grant of such Options is authorized by, and all of the terms, of such Options are determined by, a Committee that is appointed in accordance with Section 13 of this Plan and all of whose members are Disinterested Persons.

     6. OPTION PRICE. The option price per Share of any Option shall be any price determined by the Committee but shall not be less than the par value per Share; provided, however, that in no event shall the option price per Share of any Incentive Stock Option be less than the Fair Market Value of the Shares underlying such Option on the date such Option is granted.

     7. EXERCISE OF OPTIONS. An Option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms of the Option, (ii) full payment of the aggregate option price of the Shares as to which the Option is exercised has been made, and (iii) arrangements that are satisfactory to the Committee in its sole discretion have been made for the Optionee's payment to the Company of the amount that is necessary for the Company employing the Optionee to withhold in accordance with applicable Federal or state tax withholding requirements. Unless further limited by the Committee in any Option, the option price of any Shares purchased shall be paid in cash, by certified or official bank check, by money order, with Shares or by a combination of the above; provided further, however, that the Committee in its sole discretion may accept a personal check in full or partial payment of any Shares. If the exercise price is paid in whole or in part with Shares, the value of the Shares surrendered shall be their Fair Market Value on the date the Option is exercised. The Company in its sole discretion may, on an individual basis or pursuant to a general program established by the Committee in connection with this Plan, lend money to an Optionee to exercise all or a portion of an Option granted hereunder. If the exercise price is paid in whole or part with Optionee's promissory note, such note shall (i) provide for full recourse to the maker, (ii) be collateralized by the pledge of the Shares that the Optionee purchases upon exercise of such Option, (iii) bear interest at a rate no less than the rate of interest payable by the Company to its principal lender, and (iv) contain such other terms as the Committee in its sole discretion shall require. No Optionee shall be deemed to be a holder of any Shares subject to an Option unless and until a stock certificate or certificates for such Shares are issued to such person(s) under the terms of this Plan. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as expressly provided in Section 10 hereof.

     8. EXERCISABILITY OF OPTIONS. Any Option shall become exercisable in such amounts, at such intervals and upon such terms as the Committee shall provide in such Option, except as otherwise provided in this Section 8.

          (a) The expiration date of an Option shall be determined by the Committee at the time of grant, but in no event shall an Option be exercisable after the expiration of 10 years from the date of grant of the Option.

          (b) Unless otherwise provided in any Option, each outstanding Option shall become immediately fully exercisable:

               (i) if there occurs any transaction (which shall include a series of transactions occurring within 60 days or occurring pursuant to a plan), that has the result that shareholders of the Company immediately before such transaction cease to own at least 51 percent of the voting stock of the Company or of any entity that results from the participation of the Company in a reorganization, consolidation, merger, liquidation or any other form of corporate transaction;

               (ii) if the shareholders of the Company shall approve a plan of merger, consolidation, reorganization, liquidation or dissolution in which the Company does not survive (unless the approved merger, consolidation, reorganization, liquidation or dissolution is subsequently abandoned); or

               (iii) if the shareholders of the Company shall approve a plan for the sale, lease, exchange or other disposition of all or substantially all the property and assets of the Company (unless such plan is subsequently abandoned).

          (c) The Committee may in its sole discretion accelerate the date on which any Option may be exercised and may accelerate the vesting of any Shares subject to any Option or previously acquired by the exercise of any Option.

          (d) Options granted to Officers and Directors shall not be exercisable until the expiration of a period of at least six months following the date of grant.

     9. TERMINATION OF OPTION PERIOD.

          (a) The unexercised portion of any Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

               (i) three months after the date on which the Optionee's employment is terminated (or, in the case of a non-employee, the date on which the Optionee ceases his or her relationship with the Company or, in the case of a Non-Statutory Stock Option, and unless the Committee shall otherwise determine in writing in its sole discretion, the date on which the Optionee's employment is terminated, in either case for any reason other than by reason of (A) Cause, which, solely for purposes of this Plan, shall mean the termination of the Optionee's employment (or in the case of a non-employee, the removal of the Optionee as a Director, consultant or agent) by reason of the Optionee's willful misconduct or gross negligence, (B) a mental or physical disability as determined by a medical doctor satisfactory to the Committee, or (C) death;

               (ii) immediately upon the termination of the Optionee's employment for (or, in the case of a non-employee, the removal of the Optionee as a Director, consultant or agent) Cause;

               (iii) one year after the date on which the Optionee's employment is terminated by reason of a mental or physical disability (within the meaning of Internal Revenue Code Section 22(e)) as determined by a "medical doctor satisfactory to the Committee; or

               (iv) (A) twelve months after the date of termination of the Optionee's employment (or, in the case of a non-employee, the date the Optionee is removed as a Director, consultant or agent) by reason of death of the employee, or (B) three months after the date on which the Optionee shall die if such death shall occur during the one year period specified in Subsection 9(a)(iii) hereof.

Prior to becoming null and void as provided above, an Option held at the date of termination (but only to the extent exercisable at the date of such termination in accordance herewith) may be exercised in whole or in part.

          (b) The Committee in its sole discretion may by giving written notice ("Cancellation Notice") cancel, effective upon the date of the consummation of any corporate transaction described in Subsections 8(b)(ii) or (iii) hereof, any Option that remains unexercised on such date. Such Cancellation Notice shall be given a reasonable period of time prior to the proposed date of such cancellation and may be given either before or after approval of such corporate transaction.

     10. ADJUSTMENT OF SHARES.

          (a) If at any time while the Plan is in effect or unexercised Options are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of Shares, then and in such event:

               (i) appropriate adjustment shall be made in the maximum number of Shares available for grant under the Plan, so that the same percentage of the Company's issued and outstanding Shares shall continue to be subject to being so optioned; and

               (ii) appropriate adjustment shall be made in the number of Shares and the exercise price per Share thereof then subject to any outstanding Option, so that the same percentage of the Company's issued and outstanding Shares shall remain subject to purchase at the same aggregate exercise price.

          (b) Subject to the specific terms of any Option, the Committee may change the terms of Options outstanding, under this Plan, with respect to the option price or the number of Shares subject to the Options, or both, when, in the Committee's sole discretion, such adjustments become appropriate by reason of a corporate transaction described in Subsections 8(b)(ii) or (iii) hereof.

          (c) Except as otherwise expressly provided herein, the issuance by the Company of shares of its Capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of or exercise price of Shares then subject to outstanding Options granted under the Plan.

          (d) Without limiting the generality of the foregoing, the existence of outstanding Options granted under the Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issue by the Company of debt securities, or preferred or preference stock that would rank above the Shares subject to outstanding Options; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the assets or business of the Company, or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

     11. TRANSFERABILITY OF OPTIONS. Each Option shall provide that such Option shall not be transferable by the Optionee otherwise than by will or the laws of descent and distribution, and each Option shall be exercisable during the Optionee's lifetime only by the Optionee.

     12. ISSUANCE OF SHARES. As a condition of any sale or issuance of Shares upon exercise of any Option, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation including, but not limited to, the following:

               (i) a representation and warranty by the Optionee to the Company, at the time any Option is exercised, that he is acquiring the Shares to be issued to him for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

               (ii) a representation, warranty and/or agreement to be bound by any legends that are, in the opinion of the Committee, necessary or appropriate to comply with the provisions of any securities law deemed by the Committee to be applicable to the issuance of the Shares and are endorsed upon the Share certificates.

     13. ADMINISTRATION OF THE PLAN.

          (a) The Plan shall be administered by the Committee, which shall consist of not less than two Directors, each of whom shall be Disinterested Persons to the extent required by Section 5(d) hereof. The Committee shall have all of the powers of the Board with respect to the Plan. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board and any vacancy occurring in the membership of the Committee may be filled by appointment by the Board.

          (b) The Committee, from time to time, may adopt rules and regulations for carrying out the purposes of the Plan. The Committee's determinations and its interpretation and construction of any provision of the Plan shall be final and conclusive.

          (c) Any and all decisions or determinations of the Committee shall be made either (i) by a majority vote of the members of the Committee at a meeting or (ii) without a meeting by the unanimous written approval of the members of the Committee.

     14. INCENTIVE OPTIONS FOR 10% SHAREHOLDERS. Notwithstanding any other provisions of the Plan to the contrary, an incentive Stock Option shall not be granted to any person owning directly or indirectly (through attribution under Section 424(d) of the Internal Revenue Code) at the date of grant, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or of any subsidiary (as defined in Section 424 of the Internal Revenue Code) at the date of grant) unless the option price of such Option is at least 110% of the Fair Market Value of the Shares subject to such Option on the date the Option is granted, and such Option by its terms is not exercisable after the expiration of five years from the date such Option is granted.

     15. INTERPRETATION.

          (a) The Plan shall be administered and interpreted so that all Incentive Stock Options granted under the Plan will qualify as Incentive Stock Options under Section 422 of the Internal Revenue Code. If any provision of the Plan should be held invalid for the granting of Incentive Stock Options or illegal for any reason, such determination shall not affect the remaining provisions hereof, but instead the Plan shall be construed and enforced as if such provision had never been included in the Plan.

          (b) This Plan shall be governed by the laws of the State of Florida.

          (c) Headings contained in this Plan are for convenience only and shall in no manner be construed as part of this Plan.

          (d) Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.

     16. AMENDMENT AND DISCONTINUATION OF THE PLAN. Either the Board or the Committee may from time to time amend the Plan or any Option; provided, however, that, except to the extent provided in Section 10, no such amendment may, without approval by the shareholders of the Company, (a) materially increase the benefits accruing to participants under the Plan, (b) materially increase the number of securities which may be issued under the Plan, or (c) materially modify the requirements as to eligibility for participation in the Plan; and provided further, that, except to the extent provided in Section 9, no amendment or suspension of the Plan or any Option issued hereunder shall substantially impair any Option previously granted to any Optionee without the consent of such Optionee.

     17. EFFECTIVE DATE AND TERMINATION DATE. The effective date of the Plan is the date on which the Board adopts this Plan, and the Plan shall terminate on the 10th anniversary of the effective date.

                        SUPREME INTERNATIONAL CORPORATION
                 ANNUAL MEETING OF SHAREHOLDERS - JUNE 11, 1999
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                        SUPREME INTERNATIONAL CORPORATION

         The undersigned hereby appoints George Feldenkreis and Oscar Feldenkreis as Proxies, each with full power to appoint a substitute, to represent and to vote, with all the powers the undersigned would have if personally present, all the shares of Common Stock $.01 par value per share of Supreme International Corporation (the "Company") held of record by the undersigned on May 14, 1999 at the Annual Meeting of Shareholders to be held on June 11, 1999 or any adjournment or adjournments thereof.

         PROPOSAL 1.

         [ ] FOR ALL THE NOMINEES LISTED BELOW [ ] WITHHOLD AUTHORITY (except as marked to the contrary below) to vote for all nominees listed below

                  Ronald L. Buch
                  Salomon Hanono

(INSTRUCTIONS: To withhold authority for any individual nominees, write that nominee's name in the space below.)

         PROPOSAL 2. Approval of proposal to amend the Company's Articles of Incorporation to change the Company's name to "Perry Ellis International, Inc."

                  FOR [ ]      AGAINST [ ]      ABSTAIN [ ]

         PROPOSAL 3. Approval of proposal to amend the Company's 1993 Stock Option Plan.

                  FOR [ ]      AGAINST [ ]      ABSTAIN [ ]

         PROPOSAL 4. Ratification of selection of Deloitte & Touche LLP as independent public accountants for the Company for the fiscal year ending January 31, 2000.

                  FOR [ ]      AGAINST [ ]      ABSTAIN [ ]

         In their discretion, the Proxies are authorized to vote upon other business as may come before the meeting.

         This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the Proxy will be voted FOR Proposals 1, 2, 3 and 4.

                                    Dated: _________________________ , 1999

                                    --------------------------------------
                                                      (Signature)
                                    --------------------------------------
                                                      (Signature)

                                    PLEASE SIGN HERE

                                    Please date this proxy and sign your name exactly as it appears hereon.

                                    Where there is more than one owner, each should sign. When signing as an agent, attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer who should indicate his office.

      PLEASE DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED ENVELOPE.
             NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.